Exhibit 10.11

Beijing QIYI Century Science & Technology Co., Ltd.

(as Lender)

and

GENG Xiaohua

(as Borrower)

AMENDED AND RESTATED LOAN AGREEMENT

January 30, 2013

Amended and Restated Loan Agreement

This Amended and Restated Loan Agreement (this “Agreement”) is executed by and between the following two parties in Beijing, the People’s Republic of China (“China”) on January 30, 2013:

Party A: Beijing QIYI Century Science & Technology Co., Ltd., its registered address is Floor 10 and 11, 2 Haidian North First Street, Haidian District, Beijing, its legal representative is GONG Yu ; and

Party B: Geng Xiaohua , address: *** ID Card No. ***

In this Agreement, Party A and Party B are collectively referred to as “both Parties” / “the two Parties” and separately referred to as “one Party” or “the other Party”.

Whereas,

1.	Beijing Xinlian Xinde Advertisement Media Co., Ltd. is renamed as Beijing iQIYI Science & Technology Co., Ltd. on May 31, 2012 (hereinafter referred to as “IQIYI”);

2.	Party A is a wholly foreign owned enterprise legally established and validly existing in China according to the laws of China;

3.	Party B is a citizen of China, and as a shareholder of IQIYI, holds 100% of the shares in IQIYI in total.

4.	Party A and GONG Yu entered into a Loan Agreement on April 15, 2011; Party A, Party B, GONG Yu and IQIYI entered into a Loan Succession and Share Transfer Agreement on July 15, 2011; thereafter, Party A and Party B entered into a Loan Agreement on July 15, 2011 (the abovementioned three agreements are collectively referred to as the “Original Loan Agreements”). According to the Original Loan Agreements, Party B agreed to inherit the interest-free loan of RMB 8 million (RMB 8,000,000.00) lent by GONG Yu from Party A.

5.	The two Parties hereby amend and restate the terms of the Original Loan Agreements by this Agreement.

Therefore, the two Parties reach the following agreement through friendly negotiation to specify their rights and obligations:

1.	Loan

1.1.	In accordance with the terms and conditions provided in the Original Loan Agreements, Party A agrees that Party B inherits the interest-free loan of RMB 8 million (RMB 8,000,000.00) lent by GONG Yu under the Original Loan Agreements, and Party B agrees to accept the aforesaid loan. As the consideration to the aforesaid loan, Party B has been assigned the 100% equity in IQIYI by GONG Yu.

1.2.	Through the friendly negotiation between Party A and Party B, Party A lent to Party B another loan of RMB Nineteen Million (RMB 19,000,000), to be used to increase IQIYI’s registered capital to RMB 30,000,000.

1.3.	Where there is no additional explanation, Party B’s loan in this Agreement shall always include the RMB 8,000,000 Party B inherited from GONG Yu and the additional RMB 19,000,000 lent from Party A. The aggregate amount of the two loans is RMB 27,000,000.

2.	Term of the Loan

2.1	Under this Agreement:

2.1.1 Party B inherits the interest-free loan of RMB 8 million (RMB 8,000,000.00) lent by GONG Yu, the term of this loan shall be from June 24, 2011 to June 23, 2021.

2.1.2 Party B lends from Party A RMB 19,000,000, the term of this loan shall be from July 7, 2012 to June 23, 2021. Where there is no additional explanation, the “Term of the Loan” below shall always refer to the terms of the two above-mentioned loans. The Term of the Loan is immediately extendable upon Party A’s written confirmation; the extended term shall be determined by Party A.

2.2	During the Term of the Loan or any extended Term of the Loan, in the event that any of the following events occurs, Party A shall be entitled to decide, in the manner of written notice, that the loan hereunder becomes due immediately, and demand Party B to repay the loan in the manner provided by the provisions hereof:

(1)	Party B resigns from or is dismissed by Party A or its affiliated company;

(2)	Party B dies or loses capacity for civil conduct, or his/her capacity for civil conduct becomes limited;

(3)	Party B commits or is involved in any crime;

(4)	any third party claims against Party B damages exceeding one hundred thousand (RMB 100,000.00);

(5)	any representation or warranty by Party B herein is proven to be untrue or inaccurate in any material aspect at the time when it is made; or Party B breaches any obligation hereof;

(6)	to the extent permitted by the laws of China, in the event that Party A or its designated person may invest in IQIYI’s internet information service and other value-added telecommunication businesses and other businesses, and Party A, in accordance with the provisions of the Exclusive Purchase Option Agreement that it entered into with Party B (the “Exclusive Purchase Option Agreement”), has issued a written notice to Party B to purchase the shares in IQIYI held by Party B and exercise such option.

3.	Repayment of the Loan

3.1	Both Parties hereby agree and confirm that Party B must and may only repay the loan in the manner as follows: when the loan hereof becomes due, Party B (or his/her successors, heirs or assigns) shall at the request of the written notice by Party A, subject to the provisions of the laws of China, transfer all his/her shares in IQIYI to Qiyi Cayman, and repay the loan hereunder by the proceeds received from the transfer.

3.2	Party B may not repay the loan in whole or in part without prior written consent of Party A.

3.3	Both Parties agree that the share transfer hereunder shall be deemed completed when the formalities for the change of shareholder with the relevant industrial and administrative authorities are completed and Party A or its designated persons have become the legal proprietors of the aforementioned target shares.

4.	Interest of the Loan

Both Parties hereby agree and acknowledge that unless this Agreement provides otherwise, the loan hereunder shall bear no interest. However, when the loan becomes due and Party B transfers his/her shares to Party A or its designated persons in the manner of repayment provided by this Agreement, if the actual price for share transfer is higher than the principal of the loan to Party B because of the requirements of the laws or other reasons, the difference between the transfer price and the principal shall be deemed interest or capital occupation expense, and shall be paid to Party A together with the principal.

5.	Representations, Warranties and Undertakings of Party B

5.1	Party B shall respectively provide copy of his/her capital contribution certificate as to 100% of the shares in IQIYI to Party A.

5.2	To secure repayment of the loan, Party B agrees to pledge all his/her shares in IQIYI with Party A, and grant an option to purchase the abovementioned shares to Party A. Party B agrees to execute the Amended and Restated Share Pledge Agreement at Party A’s request.

5.3	Party B undertakes not to request IQIYI to distribute dividend or profit to him/her, and not to pass any resolution as the shareholder of IQIYI to distribute dividend or profit to shareholders.

5.4	Party B shall maintain IQIYI’s existence and prudentially and validly operate the business and handle the matters of IQIYI, following sound financial and business standards and practices. Upon the Party A’s request, Party B shall provide Party A with all the materials relating to operation and financial condition of IQIYI. Party B shall operate all businesses of IQIYI in the normal course of business to maintain the value of IQIYI’s assets.

5.5	To keep his/her title of the shares in IQIYI, he/she shall execute all the necessary or appropriate documents, take all the necessary or appropriate actions, make all the necessary or appropriate accusations, and raise all necessary or appropriate defenses against all claims; Party B shall immediately notify Party A of any litigation, arbitration or administrative procedure that has occurred or may occur with respect to IQIYI.

5.6	Party B shall strictly comply with the provisions hereof and duly perform his/her obligations hereunder, and shall not conduct any act or omission that may affect the validity and enforceability of this Agreement

5.7	Both Parties agree and confirm that the Party A’s “written consent” mentioned in this Agreement means that the matter is subject to the approval of Party A’s board of directors. If such matter is only approved by Party B, the approval shall not constitute the Party A’s “written consent”.

6.	Taxes and Expenses

Unless this Agreement provides otherwise, both Parties shall respectively pay their respective taxes and expenses regarding this Agreement pursuant to relevant laws and regulations. All the other taxes and reasonable expenses relating to the loan shall be borne by Party A.

7.	Effectiveness and Termination of this Agreement

7.1	Both Parties agree that the terms and conditions of this Agreement shall become effective on November 23, 2012; upon becoming effective, this Agreement shall immediately replace the Original Loan Agreements executed by the two Parties.

7.2	Both Parties agree and confirm that this Agreement shall terminate when both Parties fully perform their respective obligations hereunder. Both Parties agree and confirm that Party B’s obligations hereunder shall only be deemed fully performed when all of the following conditions are met:

(1)	Party B has transferred all his/her shares in IQIYI to Party A and/or its designated persons; and

(2)	Party B has repaid all the proceeds received from the transfer hereunder or the proceeds specified in the Amended and Restate Exclusive Purchase Option Agreement to Party A, Party A shall repay the proceeds to Qiyi Cayman under the premise that the laws and regulations of China are complied with and all the approval formalities have been completed.

7.3	Unless (1) Party A commits gross negligence, fraud or other serious illegal acts; or (2) Party A is terminated for bankruptcy, dissolution or order to close, Party B shall not unilaterally revoke or terminate this Agreement in any circumstance.

8.	Breaching Liabilities

8.1	In the event that either Party (“Breaching Party”) breaches any provision hereof, and thus causes any damage to the other Party (“Non-breaching Party”), the Non-breaching Party may send a written notice to the Breaching Party, requesting the Breaching Party to immediately correct and remedy its breach. If the Breaching Party fails to take measures satisfactory to the Non-breaching Party to remedy and correct its breach within fifteen (15) days after the Non-breaching Party receives the abovementioned written notice, the Non-breaching Party may immediately take other remedial measures according to the provision hereof or through legal means.

8.2	In the event that Party B fails to repay the loan to Party A according hereto, Party B shall pay to Party A the liquidated damages for late payment at the daily rate of 0.02% over the outstanding amount (counted from the date requested by Party A for repayment of the loan), and shall compensate Party A for any direct economic loss caused by Party B’s breach (including but not limited to the market value of the shares held by Party B in IQIYI which is not transferred, or the outstanding loan amount, whichever is higher).

9.	Confidentiality

9.1	Both Parties acknowledge and confirm that any oral or written information communicated with each other regarding this Agreement is confidential information. The Parties shall keep such information confidential, and may not disclose such information to any third party without written consent by the other Party, except:

(1)	Any information that has been known or will be known to the public (not through any disclosure by the receiving Party to the public without the other Party’s consent);

(2)	Any information disclosed according to the requirements of applicable laws and stock exchange rules; or

(3)	In case that any information is disclosed to either Party’s legal or financial consultant with respect to the transaction contemplated hereunder, such legal or financial consultant is obliged to perform similar obligations of confidentiality to those specified herein. Any disclosure by any employee of or institution engaged by either Party shall be deemed disclosure by such Party, and such Party shall be liable for breach of contract according to this Agreement. This Article 9 shall survive the invalidity, rescission, termination or unenforceability of this Agreement for whatever reasons.

10.	Notice

Any notice or other communication sent by either Party hereunder shall be made in writing, and sent by personal delivery, letter or fax to the following address of the other Party or to other addresses designated by the other Party by notice from time to time. The notice shall be deemed serviced (a) in case of personal delivery, when it is delivered; (b) in case of letter, on the seventh (7th) day after it is mailed by the airmail with postage paid, or on the fourth (4th) day after it is posted with the express delivery recognized internationally; and (c) in case of fax, at the time shown on the transmission confirmation of relevant documents.

Party A: Beijing QIYI Century Science & Technology Co., Ltd.

Address: Floor 10 and 11, 2 Haidian North First Street, Haidian District, Beijing

Postal code:

Tel:

Fax:

Party B: GENG Xiaohua

Address: ***

Postal code:

Tel:

Fax:

11.	Applicable Law and Dispute Resolution

11.1.	The execution, validity, performance and interpretation of and the dispute resolution regarding this Agreement shall be governed by the laws of China.

11.2.	Any dispute arising from performance hereof or relating to this Agreement shall be resolved by the Parties through friendly negotiation.

11.3.	If no dispute resolution agreement is reached within thirty (30) days after one Party brings up the request to resolve the dispute(s) through negotiation, either Party may submit the relevant dispute(s) to Beijing Arbitration Commission for arbitration in Beijing, pursuant to the arbitral rules then effective. The arbitration award shall be final and shall have binding force upon all the parties. When any dispute occurs or any dispute is under arbitration proceeding, except for the part submitted to arbitration, both Parties may still exercise other rights hereunder and shall still perform other obligations hereunder.

12.	Miscellaneous

12.1	The headings herein are for convenience only, and may not be used to interpret, explain or affect in other aspects the meaning of any provisions hereof.

12.2	Both Parties confirm that this Agreement once effective shall constitute the entire agreement and consensus between them with respect to the subject matters hereof, and shall replace all the oral and/or written agreements and consensuses reached by the Parties with respect to the subject matters hereof.

12.3	This Agreement shall be binding upon and inure to the benefit of both Parties and their respective successors, heirs or permitted assigns, and be executed only for the benefit of the above persons. Party B may not assign, pledge or otherwise transfer in other manners any right, interest or obligation hereunder to others without prior written consent of Party A.

12.4	Party B hereby agrees that (i) if Party B dies, Party B agrees to immediately assign the rights and obligations hereunder to the entity designated by Party A; (ii) Party A may assign its rights and obligations hereunder to any third party when necessary. Party A only needs to send a written notice to Party B when the such assignment occurs, and is not required to obtain Party B’s consent on such assignment.

12.5	Either Party’s failure to exercise promptly any right hereunder shall not be deemed waiver of such right, nor shall it affect the Party’s future exercise thereof.

12.6	If any provision hereof is decided by any competent court or arbitral institution as invalid, void or unenforceable, it shall not affect or impair the validity or enforceability of other provisions hereof. The Parties shall stop performance of such invalid, void or unenforceable provision, and shall amend it so that the original intention will be achieved as much as possible and the provision becomes valid and effective only to the extent of relevant fact and circumstance.

12.7	The Parties shall negotiate to decide any matter not covered herein. The Parties shall amend or supplement this Agreement through written agreements. The written amendments and supplemental agreements duly signed by both Parties are an integral part hereof, and have same legal force as this Agreement.

12.8	This Agreement is made in four (4) counterparts, and each Party holds two (2). All counterparts have equal legal force.

In witness whereof, this Agreement is entered into by both Parties or their legal representatives or authorized representatives on the date first written above.

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[Signature page for the Amended and Restated Loan Agreement]

Lender: Beijing QIYI Century Science & Technology Co., Ltd.(seal)

[Company seal is affixed]

Signature:     /s/ GONG YU

Legal Representative / Authorized Representative: GONG Yu

Position:

Borrower: GENG Xiaohua

Signature:     /s/ GENG Xiaohua